PRIMO BRANDS CORPORATION
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Time-Based Vesting)

1. Equity Incentive Plan. This Award (as defined below) is issued under the Primo Brands Corporation Equity Incentive Plan (the “Plan”).
2. Restricted Share Unit Award - Terms and Conditions. Under and subject to the provisions of the Plan and upon the terms and conditions set forth herein, Primo Brands Corporation (the “Company”) has granted to _______________ (the “Grantee”), effective _____________ (the “Grant Date”), a Restricted Share Unit Award (the “Award”) of ___________ restricted share units (such units, the “Units”), in respect of services to be provided by the Grantee in ____ and thereafter. At all times, each Unit shall be equal in value to one Share. Such Award is subject to the terms and conditions of this Restricted Share Unit Agreement (the “Agreement”) and the Plan.

(a) Vesting. Subject to the terms and conditions of this Agreement, this Award will vest as follows:

Upon the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”), one-third of the Units that have not been previously forfeited shall become vested; provided, that, any unvested Units granted pursuant to this Agreement prior to a Termination of the Grantee’s employment by the Company without Cause or by the Grantee for Good Reason shall vest based on a fraction, the numerator of which shall be the number of full days in the period between the Grant Date and the date of Termination, and the denominator of which shall be the number of full days from the Grant Date to the applicable Vesting Date. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to it Grantee’s then-effective employment agreement, offer letter, consulting agreement, or change in control agreement, or in the absence of any such then-effective agreement, the Company’s Severance and Non-Competition Plan to the extent the Grantee is a participant in such plan, or in the absence of participation in the Company’s Severance and Non-Competition Plan, any of the following reasons without the Grantee’s consent: (i) a material reduction to the Grantee’s salary or target bonus opportunity, unless such reduction is made applicable to all or substantially all employees serving in similar capacity as Grantee, or (ii) a required relocation of the Grantee’s principal place of employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment as of the Grant Date, unless such relocation is effected at the request of the Grantee or with Grantee’s approval; provided, that, in each case, the Grantee may terminate the Grantee’s employment for Good Reason by providing the Company a ninety (90) days written notice, setting forth in reasonable specificity the event that constitutes Good Reason and allowing the Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason. The Administrator may, in accordance with the Plan, accelerate the vesting period as to some or all of the Units at any time, in its sole discretion.

(b) Payout of Award.

(i) Provided the Award has not previously been forfeited or deferred as provided in (ii) below, as soon as administratively practicable following a Vesting Date, but in no event later than sixty (60) days following the Vesting Date, the Company shall issue to the Grantee the number of Shares underlying the Units that have become vested as of the Vesting Date. The Shares issued by the Company hereunder may at the Company’s option be either (x) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (y) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

(ii) If you are eligible under the terms of the Primo Brands Deferred Compensation Program (the “Deferred Compensation Program”), you may elect to defer to a later date the payout of Awards that would otherwise occur as provided in (b)(i) above, provided that any such deferral shall comply with the requirements of Section 409A of the Code.

(c) Rights Prior to Vesting. Until issuance of Shares pursuant to Section 3(b), the Grantee shall not have any rights as a shareholder with respect to the Shares underlying the Units which have not previously been issued (except as provided in the following paragraph). If the number of outstanding Shares is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Units subject to this Award shall be adjusted to correspond to the change in the Company’s outstanding Shares. Following vesting and payout of the Award (including any deferred payout of this Award under the Deferred Compensation Program), the Grantee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Grantee has received pursuant hereto.

As of any date that the Company pays an ordinary cash dividend on its Shares, the Company shall credit the Grantee with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of Units that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 2(c) shall be subject to satisfaction of the same vesting, payment and other terms, conditions and restrictions as the original Units to which they relate; provided, however, that the amount of any earned Dividend Equivalent Rights shall be paid in cash at the same time as the related Units. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 2(c) with respect to any Units which, immediately prior to the record date for that dividend, have been paid out or forfeited pursuant to the terms of the Plan.

3. Prohibition Against Transfer. The Units subject to the Award, and, until vesting and payout, any interest in the Shares granted under this Agreement are not transferable or assignable other than for normal estate settlement purposes. The Units subject to the Award and, until vesting and payout, any interest in the Shares related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

4. Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon the stock exchange on which the Shares are then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

5. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

6. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code or an exemption to such provisions, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code or an exemption thereto shall have no force and effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Agreement is guaranteed, and the Grantee solely shall be responsible for any taxes, penalties or interest imposed on the Grantee under Section 409A in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7. Tax Withholding. The Grantee shall pay all applicable income and employment taxes (including taxes of any foreign jurisdiction, and any taxes payable in connection with a Dividend Equivalent Right or in connection with Section 10 of this Agreement (Beneficiary Designation)) which the Company or a Subsidiary is required to withhold up to the applicable maximum statutory withholding rates at any time with respect to the Units or the Shares related thereto. Such payment shall be made in full, at the Grantee's election, in cash or check, by withholding from the Grantee's next normal payroll check, or by the relinquishment of Shares that otherwise would be issued to the Grantee pursuant to this Agreement. If payment of withholding tax obligations, or satisfactory payment arrangements, are not made by the Grantee on a timely basis, payment will be made by the relinquishment of Shares method. Shares tendered as payment of required withholding shall be valued at the closing price per Share on the date such withholding obligation arises.

8. Employment. The rights and obligations of the Grantee under the terms of his office or employment with the Company or any Subsidiary will not be affected by his participation in the Plan or any right which he or she may have under this Agreement and this Agreement does not form part of any contract of employment between the Grantee and the Company or applicable Subsidiary. If the Grantee’s office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) he or she will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his or her rights or benefits (actual or prospective) under this Agreement or otherwise in connection with the Plan.

9. Data Privacy. The Company may process the Grantee’s personal data, and shall do so in accordance with, and for the purposes set out in the Company’s Employee Privacy Notice, which can be requested from an appropriate member of the Company’s human resources department.

10. Beneficiary Designation. The Grantee may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of the Grantee’s death before the Grantee receives any or all of such benefit. Each designation will revoke all prior designations by the Grantee, shall be in the form as may be prescribed by the Administrator, and will be effective only when filed by the Grantee in writing with the Administrator during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to his or her estate. Notwithstanding the foregoing, to the extent any vested Units have been deferred under the Deferred Compensation Program, the beneficiary designations and default rules under the Deferred Compensation Program shall control payment in the event of the death of the Grantee.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13. Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning of (i) the Company’s Executive Incentive Compensation Recoupment Policy, (ii) any similar or superseding policy adopted by the Board or any committee thereof or (iii) Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any securities exchange or securities association on which the Company’s Shares are then listed, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with such policies, laws, rules or regulations.

14. Entire Agreement.

(a) The Grantee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement, and has not been induced to enter into this Agreement or acquire any Units by expectation of employment or continued employment with the Company or any of its subsidiaries. The granting of the Award and the issuance of Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Agreement.

(b) The Grantee hereby acknowledges that he or she is to consult with and rely upon only the Grantee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Primo Brands Corporation has caused this Agreement to be duly executed by one of its duly authorized officers, and the Grantee has executed this Agreement, effective as of the Grant Date.

PRIMO BRANDS CORPORATION By: Print Name: Title:
GRANTEE: By:___________________________________ Print Name:____________________________